Exhibit 15.1

April 30, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by JinkoSolar Holding Co., Ltd , which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of JinkoSolar Holding Co., Ltd dated April 30, 2013. We agree with the statements concerning our Firm in Item 16F(a)(1) in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, People’s Republic of China